Exhibit 10.22

LEASE AGREEMENT

LIBERTY PROPERTY LIMITED PARTNERSHIP
Landlord

AND

TELA BIO, INC.
Tenant

AT

1 Great Valley Parkway
Great Valley Corporate Center
Malvern, PA 19355

LEASE AGREEMENT

INDEX

§	Section	Page

1.	Basic Lease Terms and Definitions	2
2.	Premises	3
3.	Use	3
4.	Term; Possession	3
5.	Rent; Taxes	3
6.	Operating Expenses	3
7.	Utilities	4
8.	Insurance: Waivers; Indemnification	4
9.	Maintenance and Repairs	5
10.	Compliance	5
11.	Signs	6
12.	Alterations	6
13.	Mechanics’ Liens	7
14.	Landlord’s Right of Entry	7
15.	Damage by Fire or Other Casualty	7
16.	Condemnation	7
17.	Quiet Enjoyment	7
18.	Assignment and Subletting	7
19.	Subordination: Mortgagee’s Rights	8
20.	Tenant’s Certificate; Financial Information	8
21.	Surrender	9
22.	Defaults - Remedies	9
23.	Authority	11
24.	Liability of Landlord	11
25.	Miscellaneous	11
26.	Notices	12
27.	Security Deposit	12

Rider 1
Additional Definitions		R1-1

Rider 2
28.	Landlord’s Work	R2-1
29.	Tenant Improvements; Tenant Allowance	R2-1
30.	Space Planning Allowance	R2-2
31.	Early Access	R2-2
32.	Extension Option	R2-2
33.	Right of First Offer	R2-2
34.	Security Deposit; Letter of Credit	R2-3
35.	Generator	R2-4
36.	Access	R2-4
37.	Signs	R2-4
38.	Parking	R2-4

i

39.	HVAC	R2-4
40.	Broker	R2-4
41.	Landlord Waiver	R2-5

ii

THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and TELA BIO, INC., a corporation organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.                                      Basic Lease Terms and Definitions.

(a)                                 Premises: Suite 24, as shown on Exhibit “A”, consisting of approximately 11,460 rentable square feet.

(b)                                 Building: Approximate rentable square feet: 60,880

Address: 1 Great Valley Parkway, Great Valley Corporate Center, Malvern, PA 19355

(c)                                  Term: Sixty-Three (63) full calendar months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term, if the Commencement Date does not fall on the first day of a month).

(d)                                 Commencement Date: The earlier to occur of (i) the date of Substantial Completion (as defined in Rider 2) of the Tenant Improvements and Landlord Work, and (ii) the date on which Tenant commences business operations in the Premises for the Use set forth below.

(e)                                  Expiration Date: The last day of the Term.

(f)                                   Minimum Annual Rent: Payable in monthly installments as follows:

Lease Year	$/RSF Rate	Annual Basis	Monthly Installment
Months 1-15*	$11.60	$132,936.00	$11,078.00
Months 16-27	$11.85	$135,801.00	$11,316.75
Months 28-39	$12.10	$138,666.00	$11,555.50
Months 40-51	$12.35	$141,531.00	$11,794.25
Months 52-63	$12.60	$144,396.00	$12,033.00

*The foregoing notwithstanding. Minimum Annual Rent, but not Operating Expenses and utility payments, shall be completely abated during the first three (3) full calendar months of the Term. During all other periods of the Term, Tenant shall make Minimum Annual Rent payments without any abatement (except as otherwise expressly set forth in the Lease) as provided in the Lease. Should the Lease or Tenant’s right to possess the Premises be terminated on account of an Event of Default, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) all abated Minimum Annual Rent.

(g)                                 Annual Operating Expenses: $51,226.20, payable in monthly installments of $4,268.85, subject to adjustment as provided in this Lease.

(h)                                 Tenant’s Share: 18.82% (also see Definitions)

(i)                                    Use:                        Medical device development, combination device development, related laboratory and pilot scale manufacturing and clinical studies with appurtenant offices.

(j)                                    Security Deposit: $116,000, subject to reduction in accordance with the Lease.  See Rider 2 Section 33 for letter of credit requirement.

(k)                                 Addresses For Notices:

Landlord:	Liberty Property Limited Partnership 500 Chesterfield Parkway Malvern, PA 19355 Attention: Vice President/City Manager	Tenant:	Before the Commencement Date: TELA Bio, Inc. c/o Tony Koblish 1998 Rochambeau Drive, Malvern, PA 19355

On or after the Commencement Date: Premises

(l)                                    Guarantor: N/A

(m)                             Additional Defined Terms:                                         See Rider 1 for the definitions of other capitalized terms.

(n)                                 Contents: The following are attached to and made a part of this Lease:

Rider 1 - Additional Definitions	Exhibits:	“A” - Plan showing Premises
Rider 2 - Sections 28-41		“B” - Building Rules
“C” - Automatic Payment Authorization Form
“D” - Estoppel Certificate
Form
“E” - ROFO Space
“F” - Letter of Credit Requirements
“G” - HVAC Service Contract Requirements
“H” - Landlord Waiver

2.                                      Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant (a) acknowledge that all square foot measurements are approximate and (b) stipulate and agree to the rentable square footages set forth in Sections 1(a) and (b) above for all purposes with respect to this Lease.

3.                                      Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Tenant shall not permit any conduct or condition which may endanger, disturb or interfere (whether through noise, odor, vibration or otherwise) with any other Building occupant’s normal operations or with the management of the Building. Except for use of the generator as contemplated by Rider 2, Section 34, Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.

4.                                      Term; Possession. The Term of this Lease shall commence on the Commencement Date (as defined in Section 1(d) above) and shall end at 11:59 p.m. on the Expiration Date (as defined in Section 1(e) above), without the necessity for notice from either party, unless sooner terminated in accordance with this Lease. Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control.

5.                                      Rent: Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset (except as expressly set forth in this Lease), Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise. In connection with the foregoing, Tenant shall have the option of paying the Monthly Rent electronically via the Authorization For Automatic Payments attached to this Lease as Exhibit “C”. In addition, the Monthly Rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due. In addition, any Rent not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6.                                      Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within ninety (90) days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. . Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied. Within 90 days after Landlord furnishes to Tenant its statement of actual Operating Expenses for any calendar year, Tenant may elect by written notice to Landlord to audit Landlord’s Operating Expenses for such calendar year, with such audit to be at Tenant’s expense. Landlord shall make reasonable accommodations to permit Tenant’s auditors access to Landlord’s books and records concerning the Operating Expenses, and shall permit such auditors to make and take away copies of all relevant documentation of such Operating Expenses. Prior to commencing any audit, Tenant shall execute a confidentiality agreement provided to Tenant by Landlord. Tenant agrees that the results of any audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity. Tenant agrees to deliver to Landlord within 15 days of its receipt by Tenant a copy of the results of such audit. Upon agreement by Tenant and Landlord as to the results of the audit, Landlord shall refund directly to Tenant any overpayment determined by the audit report within 30 days of determination; provided that if the parties do not agree as to the results of the audit, Tenant shall not be deemed to have waived any of its rights to bring a claim against Landlord pertaining to the results of the audit. If the audit shows that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then Landlord shall pay upon demand Tenant’s audit and inspection fees applicable to the review of said calendar year. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within 30 days of determination. The audit right referred to above shall be personal to Tenant and may not be exercised by any subtenant of Tenant. Notwithstanding the foregoing, Tenant hereby covenants and agrees that the auditors and any other consultants engaged by Tenant to conduct the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges discovered.

7.                                      Utilities. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Except to the extent Landlord elects, or as a result of Tenant’s inability to procure such service in its own name, is required, to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name (where possible) and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.                                      Insurance; Waivers; Indemnification.

(a)                                 Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)                                 Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $5,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)                                  Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to

Tenant’s liability described in Sections 9(b) and 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to the property of (i) Tenant, or Tenant’s Agents in or about the Premises or Property, and (ii) any other person whose property is used, leased or stored by Tenant in or about the Premises or Property, including in each case any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d)                                 Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self-insurance or self-insured retention in excess of $25,000.

(e)                                  Subject to subsection (c) above, and except to the extent caused by the gross negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.                                      Maintenance and Repairs.

(a)                                 Landlord shall Maintain the:  (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Systems; and (iv) Common Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) may be included in Operating Expenses, provided that to the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition. Moreover, regardless of who bears responsibility for repair, Tenant shall immediately notify Landlord if Tenant becomes aware of any areas of water intrusion or mold growth in or about the Premises.

(b)                                 Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises and all fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10.                               Compliance.

(a)                                 (a)                                 Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

(b)                                 Tenant will comply, and will cause its Agents to comply, with the Building Rules. Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time upon reasonable notice to Tenant (provided that such rules and regulations shall apply uniformly to all tenants of the Building and shall not materially adversely affect Tenant’s rights under this Lease). In the event that any provision set forth in such rules and regulations conflicts with any provision herein, the provisions of this Lease shall govern.

(c)                                  Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form reasonably satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d)                                 Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, reasonable attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. If at any time during or after the Term, any portion of the Property, is found to be contaminated as a direct result of Landlord’s acts or, with respect to any condition existing on the Property on the Commencement Date for which (i) Landlord had actual knowledge and (ii) failed to remediate though so required under Environmental laws, Landlord will indemnify, defend and hold Tenant harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord will perform, or cause to be performed, remediation activities, all of which shall be performed at Landlord’s cost. Tenant’s and Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)                                  Landlord acknowledges that, prior to the Commencement Date, it granted Tenant’s contractor, URS Corporation, access to the Property to perform, at Tenant’s cost, a Phase I Environmental Assessment (the “Phase I”) of the Property for purposes of determining the existing environmental condition of the Property. Tenant shall provide Landlord upon its request with a copy of the Phase I results and shall maintain the confidentiality of such report except as necessary under applicable law to demonstrate to appropriate government authorities the environmental condition of the Property prior to the Commencement Date in the event that the environmental condition of the Property is subject to governmental investigation.

(f)                                   Landlord represents and warrants that as of the date of this Lease there is no current environmental remediation occurring at the Property as a result of a contamination event.

11.                               Signs. Landlord shall, at its sole cost and expense, furnish Tenant with Building standard signage on the monument sign for the Property and at the entrance and exit doors. Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12.                               Alterations. Except for non-structural Alterations that (i) do not exceed $5,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval (not to be unreasonably withheld) of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) the Alteration shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency, (v) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (vi) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease; provided that for the Tenant Improvements, Rider 2 shall govern. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13.                               Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.                               Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 9 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15.                               Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord reasonably anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. In addition, if Landlord has failed to substantially restore the damaged Premises within two hundred seventy (270) days after the date of the casualty (which period shall be automatically extended as a result of any delay caused in whole or in part by Tenant, it agents, contractors, employees or invitees, force majeure or any other thing beyond the control of Landlord) (the “Restoration Period”), Tenant shall have the right to terminate this Lease by written notice to Landlord within fifteen (15) days after the end of the Restoration Period and prior to notice from Landlord of the Substantial Completion of the repairs to the Premises. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.                               Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.                               Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.                               Assignment and Subletting.

(a)                                 Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee within the suburban Philadelphia office market or (iv) Tenant is in default under this Lease or any act or exists which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)                                 Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption or sublease agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c)                                  The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer of all or any portion of the Premises over (ii) the Rent allocable to the Premises transferred.

(d)                                 If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19.                               Subordination; Mortgagee’s Rights.

(a)                                 Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as no Event of Default exists. This clause shall be self-operative, but within 10 business days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)                                 No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)                                  The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.                               Tenant’s Certificate: Financial Information. Within 10 business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “D” (or other form reasonably requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information. Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in this subsection (b)), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential.

21.                               Surrender.

(a)                                 On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to the order and condition required by the Lease. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)                                 If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be double the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.                               Defaults - Remedies.

(a)                                 It shall be an Event of Default:

(i)                                     If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(d) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant notice of default;

(ii)                                  If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)                               (iii)                               If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(d) below, Tenant fails to cure the default on or before the date that is 10 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 10 days following landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 30 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 10 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv)                              If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b)                                 If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)                                     Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)                                  To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account.

Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs reasonably incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)                               To accelerate the whole or any part of the Rent for the balance of the Term, discounted to present value, and declare the same to be immediately due and payable; and

(iv)                              To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c)                                  In addition to the rights and remedies provided is subsection (a) above, if an Event of Default occurs relating to Tenant’s non-payment of the Rent due hereunder, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and to confess judgment against Tenant, and in favor of Landlord, for all Rent due hereunder plus costs and an attorney’s collection commission equal to the greater of 10% of all Rent or $1,000, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. TENANT UNDERSTANDS THAT THE FOREGOING PERMITS LANDLORD TO ENTER A JUDGMENT AGAINST TENANT WITHOUT PRIOR NOTICE OR HEARING. ONCE SUCH A JUDGMENT HAS BEEN ENTERED AGAINST TENANT, ONE OR MORE WRITS OF EXECUTION OR WRITS OF GARNISHMENT MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING, AND, PURSUANT TO SUCH WRITS, LANDLORD MAY CAUSE THE SHERIFF OF THE COUNTY IN WHICH ANY PROPERTY OF TENANT IS LOCATED TO SEIZE TENANT’S PROPERTY BY LEVY OR ATTACHMENT. IF THE JUDGMENT AGAINST TENANT REMAINS UNPAID AFTER SUCH LEVY OR ATTACHMENT, LANDLORD CAN CAUSE SUCH PROPERTY TO BE SOLD BY THE SHERIFF EXECUTING THE WRITS, OR, IF SUCH PROPERTY CONSISTS OF A DEBT OWED TO TENANT BY ANOTHER ENTITY, LANDLORD CAN CAUSE SUCH DEBT TO BE PAID DIRECTLY TO LANDLORD IN AN AMOUNT UP TO BUT NOT TO EXCEED THE AMOUNT OF THE JUDGMENT OBTAINED BY LANDLORD AGAINST TENANT, PLUS THE COSTS OF THE EXECUTION. Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of the Rent and other sums shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the initial term of this Lease and during any extended or renewal term of this Lease and after the expiration of any extended or renewal term of this Lease.

(d)                                 Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(e)                                  No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(f)                                   If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(g)                                 Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(h)                                 When this Lease and the Term or any extension thereof shall have been terminated on account of any Event of Default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH

JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same Event of Default and upon any subsequent Event of Default or upon the termination of this Lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.

Initials on behalf of Tenant: AK

(i)                                    The warrants to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises.

(j)                                    TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY AND EXPRESSLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT’S PROPERTY OR THEREAFTER AND (iii) ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR IN THE ISSUANCE OF ANY ONE OR MORE WRITS OF POSSESSION OR EXECUTION OR GARNISHMENT THEREON.

Initials on behalf of Tenant AK

23.                               Authority. (a)                    Tenant represents and warrants to Landlord that: (i) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (ii) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

(b)                                 Landlord represents and warrants to Tenant that: (i) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Property is located, and (ii) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

24.                               Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25.                               Miscellaneous.

(a)                                 The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)                                 This Lease (including all exhibits and riders attached hereto) represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)                                  Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)                                 If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e)                                  This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)                                   Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

26.                               Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.                               Security Deposit. At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit (subject to reduction in accordance with Rider 2, Section 33) to be retained by Landlord as security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust, Sole General Partner
Date Signed:
		By:	/s/ James J. Mazzarelli, Jr.
1/31/13			Name:	James J. Mazzarelli, Jr.
			Title:	Sr. Vice President/Regional Director
Date Signed:

1/31/13	Tenant:

Attest/Witness	TELA BIO, INC.

/s/ Francis M. Conway	By:	/s/ Antony Koblish
Name: Francis M. Conway		Name: Antony Koblish
Title: Vice President - Finance		Title: President & CEO

Rider 1 to Lease Agreement

(Multi-Tenant Industrial)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets or equity interest of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time (provided that such rules and regulations shall apply uniformly to all tenants of the Building and shall not materially adversely affect Tenant’s rights under this Lease). In the event that any provision set forth in such rules and regulations conflicts with any provision herein, the provisions of this Lease shall govern.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use, treatment, storage or disposal of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1 ½% per month.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair. Maintenance also includes utilizing such Building or Building Systems-performance assessment tools or optimizing practices that Landlord in its discretion reasonably deems necessary or appropriate for planning, designing, installing, testing, operating and maintaining the Building, Building Systems and Common Areas in a sustainable, energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall performance and minimizing impact on the environment.

1

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, (iv) the cost of trash and recyclables collection, (v) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements, (vii) a management and administrative fee, and (viii) costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/bench marking system (such as Energy Star or LEED) including applying, reporting, and tracking costs and related reasonable consultant’s fees associated therewith. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, or (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

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Rider 2 to Lease Agreement

28.                               Landlord’s Work. The Premises is leased to Tenant in its “as is” condition, provided that Landlord, at Landlord’s cost, will: (i) provide new 1-hour wall to deck to separate the Premises from the adjacent Suite 20; (ii) upgrade existing demising wall to one hour wall per code; (iii) infill doorway to separate tenant spaces from utility area; (iv) patch/repair grid and tile at demising wall separation; (v) paint walls affected only by separation of the Premises from Suite 20; and (vi) provide vinyl base at new construction of partitions (collectively, the “Landlord Work”). To the best of Landlord’s knowledge, all state and local permits required for the Landlord Work have been obtained. Landlord will be fully responsible to assure that the Landlord Work is satisfactorily completed and approved by appropriate state and local government permitting authorities.

29.                               Tenant Improvements; Tenant Allowance.

(a)                                 Construction of Tenant Improvements. Tenant intends to make improvements to the Premises (the “Tenant Improvements”). Tenant will have plans for improvements to the Premises designed and approved in accordance with Section 29(b) and constructed by Tenant in accordance with Section 29(c). Landlord shall advise Tenant during the planning and design process as to which Tenant Improvements, if any, must be removed at the expiration of the Term of this Lease.

(b)                                 Tenant Improvement Plans. Specifications and Plans for the Tenant Improvements shall be prepared by Tenant’s architect, which architect shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. The plans will be prepared in sufficient detail to permit Tenant or Landlord to construct the Tenant Improvements, and shall include Landlord’s standard specifications and finishes to the extent supplied by Landlord to Tenant. The plans shall be prepared in accordance with applicable laws and code requirements. Landlord shall not unreasonably withhold, condition or delay its approval of the plans for the Tenant Improvements. Upon approval by Landlord, the plans for the Tenant Improvements shall become final and shall not be changed without Landlord’s further approval, which shall not be unreasonably withheld, conditioned or delayed (as finally approved, the “Tenant Improvement Plans”).

(c)                                  Completion by Tenant. Tenant shall complete the Tenant Improvements to the Premises in accordance with the Tenant Improvement Plans and applicable provisions of the Lease, including but not limited to the provision of insurance, filing of mechanic lien waivers, and delivery of permits to Landlord. The contractors selected by Tenant for bidding on the Tenant Improvements shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Construction Standards. All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction. As built plans shall be provided to Landlord at Substantial Completion of the work. Tenant shall provide a certificate of occupancy, when required by the governing municipality, to Landlord promptly upon Substantial Completion of the work. “Substantial Completion” means that a certificate of occupancy (if required by the applicable governmental agency) has been issued for the Premises and the work has been completed as set forth above, subject only to the completion of punch list items of work; provided, however, if the date of Substantial Completion is delayed by Tenant the Term shall commence as if the Premises were substantially complete on such’ earlier date as reasonably determined by Landlord and correspond to the number of days of delay caused by Tenant.

(e)                                  Tenant Allowance. Except as otherwise set forth in the Lease, Tenant shall pay the costs, expenses and fees incurred for the construction of the Tenant Improvements and preparing the Premises for Tenant’s use and occupancy, including without limitation (i) architectural, engineering and design costs, (ii) the cost charged to Tenant by the general contractor and all subcontractors for performing such construction, (iii) project and construction management fees, (iv) construction permit fees, (v) costs of built-in furniture, (vi) mechanical and structural engineering fees, (vii) demolition costs, and (viii) wiring and cabling for telecommunications equipment (together, the “Tenant Improvement Costs”); provided, however, that Landlord agrees to provide Tenant with an allowance equal to the lesser of the Tenant’s Improvement Costs or One Hundred Fourteen Thousand Six Hundred Dollars ($114,600) (the “Tenant Allowance”). Upon completion of the Tenant Improvements by Tenant, Tenant shall promptly pay all Tenant Improvement Costs, and shall submit a one-time group of invoices to Landlord for reimbursement of Tenant Improvement Costs, certified by the Tenant’s architect (if applicable), along with lien waivers (if applicable), proof of payment, as-built plans and Tenant’s certificate of occupancy, when required by the governing municipality.

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30.                               Space Planning Allowance. Notwithstanding the foregoing Section 29, and separate and distinct from the Tenant Allowance, Landlord shall provide to Tenant a space planning allowance in the amount of up to Five Thousand Seven Hundred Thirty Dollars ($5,730.00) (the “Planning Allowance”) for purposes of reimbursing Tenant for the cost of preparing the Tenant Improvement Plans. Upon Landlord’s receipt from Tenant of the Tenant Improvement Plans in hard copy and CAD format and upon Landlord’s receipt of an invoice from Tenant’s planner for the preparation of the Tenant Improvement Plans, Landlord shall promptly pay to Tenant’s planner the lesser of the sum of such invoice or the Planning Allowance. In the event that the planning invoice exceeds the Planning Allowance, Tenant shall be solely responsible for any additional payment due to the planner.

31.                               Early Access. Tenant and its authorized agents, employees and contractors shall, at all reasonable times on or after the execution date of this Lease and delivery to Landlord of evidence of insurance required pursuant to Section 8 of this Lease, prior to the Commencement Date have the right, at Tenant’s own risk, expense and responsibility, to access the Premises for purposes of construction of the Tenant Improvements, installing Tenant’s fiber, phone and data, and installing furniture and other equipment. If Tenant accesses the Premises prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease including payment of all utility costs, as if the Term of this Lease had already commenced, except that Tenant shall have no obligation to pay the Rent or any portion thereof until the Commencement Date or such earlier date as Tenant commences business operations at the Premises.

Landlord’s approval:	/s/ James J. Mazzarolli, Jr.
Senior Vice President, Regional Director

32.                               Extension Option. Provided that Landlord has not given Tenant notice of a material non-monetary default or any monetary default more than two ‘(2) tin Vs in the 12-month period immediately preceding the Expiration Date, that there then exists no Event of Default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant and Tenant’s Affiliates occupy all of the Premises, Tenant shall have the right and option (“Extension Option”) to extend the Term for one (1) additional period of five (5) years (the “Extension Term”), exercisable in the following manner. If Tenant is desirous of exercising the extension option under this Section, Tenant shall give Landlord prior written notice, at least nine (9) months in advance of the scheduled Expiration Date, of Tenant’s intention to extend the Term (“Tenant’s Extension Notice”); it being agreed that time is of the essence and that the Extension Option is personal to Tenant and is non-transferable to any assignee or sublessee or other party other than an Affiliate of Tenant. Promptly after receipt of Tenant’s renewal notice, Landlord shall advise Tenant in writing of Landlord’s reasonable, good faith determination of the market rental rate for the Premises based upon comparable spaces and comparable buildings with comparable landlords in the Great Valley Corporate Center sub-market. If Tenant accepts such determination in writing within fifteen (15) business days of delivery of Landlord’s market rent notice, and Landlord and Tenant enter into a lease amendment, in form and substance mutually acceptable to Landlord and Tenant, within fifteen (15) business days of accepting Landlord’s determination of the market rental rate in form and substance reasonably satisfactory to Landlord and Tenant stating the terms of the Lease extension as provided in this Section, the Lease extension shall be effective. If Tenant does not accept Landlord’s determination of market rent within fifteen (15) business days, or does not enter into a lease amendment with Landlord within such additional fifteen (15) business days, the Lease Extension Option shall terminate, and the Expiration Date shall remain unchanged. Such extension shall be under the same terms and conditions as provided in this Lease except as follows:

(a)                                 the Extension Term shall begin on the day following the Expiration Date, as such date may have been extended (the “Option Commencement Date”), and thereafter the Expiration Date shall be deemed to be five (5) years following the Option Commencement Date;

(b)                                 all references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section;

(c)                                  Tenant shall have no further option to extend the Term; and

(d)                                 the Minimum Annual Rent payable by Tenant shall be the greater of the then market rate as reasonably determined by Landlord and accepted by Tenant in accordance with this Section, or the Minimum Annual Rent for the immediately prior year.

33.                               Right of First Offer. The space in the Building adjacent to the Premises consisting of approximately 8,613 rentable square feet known as Suite 20, as more particularly shown on Exhibit “E” attached hereto (the “RFO Space”), is on the date of this Lease leased to another tenant (the “Current Tenant”). If, at the termination of the lease to the Current Tenant

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(including option terms and any additional terms that may be negotiated between Landlord and the Current Tenant), Landlord intends to lease the RFO Space, and provided that Landlord has not given Tenant notice of a material non-monetary Event of Default or any monetary Event of Default more than two (2) times in the preceding 12-month period, that there then exists no Event of Default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant and Tenant’s Affiliates occupy all of the Premises, Tenant shall have the one time right of first offer (“RFO Option”) to lease all (but not less than all) of the RFO Space for a term of not less than three (3) years (subject to subsection (d) below) and coterminous with the Term of this Lease, in the following manner:

(a)                                 Landlord shall notify Tenant when the RFO Space first becomes available for lease by any party other than the Current Tenant and Landlord intends to offer the RFO Space to lease, advising Tenant in writing of Landlord’s determination of market rental rate and other terms to be applicable to the lease of the RFO Space, for a term coterminous with the Term of this Lease (“Landlord’s Notice of RFO Terms”). Subject to the terms of the Current Tenant’s lease, upon receipt of Landlord’s Notice of RFO Term, Tenant may upon written request to Landlord and provided that Landlord accompanies Tenant, view the RFO Space. Within twenty (20) business days following Landlord’s delivery to Tenant of Landlord’s Notice of RFO Terms, Tenant shall notify Landlord in writing that Tenant either (1) accepts Landlord’s determination of market rental rate for the RFO Space, or (2) disagrees with Landlord’s determination and elects not to lease the RFO Space. If Tenant exercises the RFO Option, the RFO Space will be deemed a part of the Premises under this Lease whether or not a lease amendment is signed, but upon request of Landlord, each party shall execute an amendment to this Lease incorporating such terms within thirty (30) days of the other party’s request.

(b)                                 If Tenant does not issue the Tenant Response within such twenty (20) business days or issues the Tenant Response and elects not to lease the RFO Space, then this right of first offer to lease the RFO Space will lapse and be of no further force or effect and Landlord shall have the right to lease all or part of the RFO Space to any other party at any time on any terms and conditions acceptable to Landlord.

(c)                                  The RFO Option is a one time right if and when any RFO Space becomes available, is personal to Tenant and is non-transferable to any assignee or sublessee or other party other than Tenant’s Affiliates. This right of first offer shall terminate upon the first offer of any RFO Space to Tenant.

(d)                                 Notwithstanding the foregoing, in the event that Tenant desires to exercise its RFO Option during the last three (3) years of the Term, Tenant must simultaneously exercise its Extension Option (as set forth in Section 32) whereby the Term of the Lease shall be extended as set forth in Section 32. Tenant’s occupancy of the RFO Space shall be coterminous with the Term of the Lease, as extended pursuant to Section 32.

Landlord’s Approval Required:	/s/ James J. Mazzarolli, Jr.
Senior Vice President, Regional Director

34.                               Security Deposit; Letter of Credit. As security for the performance by Tenant of its obligations under this Lease, Tenant shall obtain and deliver to Landlord upon execution of this Lease a letter of credit with a surety and in a form acceptable to Landlord in the original face amount of $116,000. The letter of credit shall be considered the “Security Deposit” under the Lease for the Term; provided at any time during the Term Tenant may replace the letter of credit with cash in an amount then required to be on deposit hereunder. The amount so secured shall immediately become payable to Landlord upon the occurrence of an Event of Default and failure to cure same in the time and manner required by the Lease after written demand made thereon by Landlord. The letter of credit to be in form and substance reasonably satisfactory to Landlord and meeting the criteria of Exhibit “F” attached hereto and made a part hereof. The Security Deposit (whether in the form of a letter of credit or cash) shall initially be in the amount of $116,000, and then, provided that no Event of Default beyond any applicable cure period by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, the amount of the Security Deposit will be reduced by Tenant on the first day of the fifteenth (15th) full month of the Term to the amount of $58,000 and again, provided that no Event of Default beyond any applicable cure period by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default then exists, on the first day of the twenty-seventh (27th) full month of the Term to an amount equal to two (2) months of Monthly Rent (using the Minimum Annual Rent rate and Operating Expenses paid for the second year of the Lease to calculate such Monthly Rent amount). In the event the Security Deposit is in the form of cash on the applicable reduction date, and the conditions to reduction are satisfied, Landlord will return the reduction amount to Tenant within five (5) business days of Tenant’s demand made on or after the applicable reduction date.

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35.                               Generator.

(a)                                 Without representation or warranty from Landlord as to the condition or functionality of the generator, Tenant shall be permitted to use, on an exclusive basis, an existing generator located adjacent to the Premises at no additional charge. The Generator to be provided is located behind Suite 18 at 1 Great Valley Parkway, Malvern Pa, 19355 and is identified as a MTU Onsite Energy Generation Model #60PJC6DT3. In the event that Tenant elects to use the existing generator, subject to Tenant’s right to replace such generator at Tenant’s expense in accordance with subsection (d), Tenant shall operate, maintain and repair the generator in substantially the same condition as delivered to Tenant and in accordance with applicable laws throughout the term of the Lease at Tenant’s sole cost and expense. Tenant shall minimize the noise disturbance to other tenants of the Building, including, but not limited to, scheduling testing during non-business hours. The generator shall remain the property of Landlord and shall not be removed by Tenant.

(b)                                 The costs associated with the relocation and installation of any conduit, wires, cables, switch panels or other appurtenances associated with the existing generator shall be borne exclusively by Tenant. Additionally, Tenant, at its sole cost and expense shall repair any damage to the Premises or the Property resulting from such relocation and installation.

(c)                                  At Tenant’s sole cost, Tenant will enter into a maintenance service contract for the generator on terms meeting reasonable specifications provided to Tenant by Landlord from time to time, and subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall provide a copy of its then in effect maintenance contract to Landlord prior to Tenant’s use of the generator.

(d)                                 The costs associated with the maintenance, repair and replacement of the generator shall be borne exclusively by Tenant and shall not be considered part of Landlord’s Operating Expenses. In the event that the generator is replaced by Tenant (at Tenant’s sole cost and expense) during the Term, such new generator shall be the property of Tenant and may, at Tenant’s option, be removed at the expiration or sooner termination of the Term or such other time as Tenant desires; provided that Tenant, at its sole cost and expense shall repair any damage to the Premises or the Property resulting from such removal and shall return the Premises and the Property to the condition as they existed prior to the installation of the generator.

36.                               Access. Tenant shall have access to the Premises, the Building and the parking facility, twenty-four (24) hours per day, seven (7) days per week and three hundred sixty-five days (365) days per year.

37.                               Signs. Landlord, at Landlord’s sole cost and expense, shall provide Tenant with building standard signage on the Building’s existing monument sign and at the entrance and exit doors to the Premises.

38.                               Parking. Tenant’s Share of parking spaces available at the Building shall be based upon a ratio of 3.5 spaces per 1,000 square feet of rentable area of the Premises.

39.                               HVAC. Tenant shall, at its cost (subject to the HVAC Allowance as set forth in this Section) and upon receipt of Landlord’s written consent (not to be unreasonably withheld), be permitted to replace existing HVAC units and upgrade and/or add additional HVAC units to the Building provided that such installation or replacement is done in conformance with all Laws, specifications and Landlord approved plans. With respect to all HVAC units that are added by Tenant, Tenant shall, at its cost, be solely responsible for all preventative maintenance contracts, repairs and replacement. Tenant shall enter into a maintenance service contract with such third party provider as Landlord reasonably approves, with respect to the HVAC system serving the Premises and Tenant shall provide a copy of such service contract to Landlord prior to the Commencement Date. The service contract shall be on terms approved by Landlord which shall include, but not be limited to, those terms set forth on Exhibit “G” attached hereto. Notwithstanding the foregoing, in the event that Tenant elects to repair, upgrade, add or replace any HVAC unit, Tenant shall pay the costs, expenses and fees incurred for such replacement (the “HVAC Replacement Costs”); provided, however, that Landlord agrees to provide Tenant with an allowance equal to the lesser of the HVAC Replacement Costs or Sixty Two Thousand One Hundred Thirteen and 20/100 Dollars ($62,113.20) (the “HVAC Allowance”). Upon completion of the HVAC replacement by Tenant, Tenant shall promptly pay all HVAC Replacement Costs, and shall submit a one-time group of invoices to Landlord for reimbursement of HVAC Replacement Costs, along with lien waivers (if applicable) and proof of payment.

40.                               Broker. The parties agree that they have dealt with no brokers in connection with this Lease, except for CBRE. whose commission shall be paid by Landlord pursuant to separate agreement. Landlord agrees to indemnify Tenant and hold Tenant harmless from the commission payable to CBRE and each party agrees to indemnify and hold the other harmless from

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any and all claims for commissions or fees in connection with the Premises and this Lease from any other real estate brokers or agents with whom they may have dealt.

41.                               Landlord Waiver. Landlord acknowledges that Tenant may from time to time seek to grant to a secured party (“Secured Party”) a security interest in Tenant’s equipment, machinery, furniture, fixtures, books and records and other personal property, whether now owned or hereafter acquired by Tenant, and located at any time on the Premises. At Landlord’s option, Landlord may grant such waiver to the Secured Party provided that the Secured Party executes Landlord’s standard form of Landlord Waiver agreement, attached hereto as Exhibit “H”. Notwithstanding the foregoing. Landlord shall not unreasonably withhold its consent to grant the aforementioned standard form waiver.

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EXHIBIT “A”

All personal property of Tenant located at the Premises, including without limitation, all inventory, machinery, equipment, furniture and fixtures of Tenant, whether now owned or hereafter acquired and all substitutions and replacements thereof; provided that such property shall not include: (i) plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures which may be located at the Premises, or (ii) any intangible assets of Tenant or other assets not physically located within the Premises.

EXHIBIT “A”

PLAN SHOWING PREMISES

2 KEY PLAN

1 FLOOR PLAN

SUITE 20
1 GREAT VALLEY
PARKWAY
MALVERN, PA 19087

PRELIMINARY
NOT FOR CONSTRUCTION

ProTecs

CONFIDENTIAL

TeloBio
Malvern, PA 19087

A1.01

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